EXHIBITS 5.1 AND 23.1


                     OPINION AND CONSENT OF BROAD AND CASSEL

                                BROAD AND CASSEL
                                ATTORNEYS AT LAW
                          201 SOUTH BISCAYNE BOULEVARD
                                   SUITE 3000
                              MIAMI, FLORIDA 33131
                             TELEPHONE: 305-373-9400
                             FACSIMILE: 305-373-9443
                             www.broadandcassel.com

                                January 14, 2003


21st Century Holding Company
4161 N.W. 5th Street
Plantation, Florida 33317

         Re:      21st Century Holding Company (the "Company")
                  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for the Company with respect to the preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Form S-8") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). You have requested our opinion with respect to the issuance of up to 2,201,500 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock), issuable upon exercise of options to be granted under the Company's 1998 Stock Option Plan, as amended, the Company's 2002 Stock Option Plan, and the Company's 2001 Franchise Program Stock Option Plan (collectively, the "Plans") and issuable upon the exercise of certain warrants that we have been advised were granted to employees for compensatory purposes (the "Warrants").

         As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents as we may deem relevant and necessary for the opinion expressed in this opinion letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others.

         Based on, and subject to the foregoing, we are of the opinion that the Shares, when issued upon exercise of the options granted pursuant to the Plans in accordance with their terms or upon the exercise of the Warrants in accordance with their terms, will be duly issued, fully paid and nonassessable.

21st Century Holding Company
January 14, 2003
Page 2


         The opinion expressed herein is based on Florida law, including the statutes and constitution of the State of Florida as in existence on the date hereof and the reported judicial decisions interpreting such statutes and constitution.

         In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

         We hereby consent to the filing of this opinion letter as an exhibit to the Form S-8. We also consent to the use of our name under the caption "Legal Matters" in the prospectus constituting part of the Form S-8. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                                Very truly yours,




                              /s/ Broad and Cassel

                                BROAD AND CASSEL